EXHIBIT 99

MBT Financial Corp. Announces Increase in Preliminary

Third Quarter 2014 Pre Tax Profit

MONROE, Mich., October 23, 2014 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a preliminary pretax profit for the third quarter of $2,815,000 in 2014 and $2,492,000 in 2013, for an increase of 13%. Year to date pretax profits were $7,420,000 as of September 30, 2014 and $5,102,000 as of September 30, 2013, for an increase of 45%. Net profit for the third quarter of 2014 totaled $2,042,000, or $0.09 per share (basic and diluted), compared to the net profit for the third quarter of 2013 of $21,287,000, or $1.19 per share, basic and $1.17 per share, diluted. The net profit for the nine months ended September 30, 2014 was $5,496,000, or $0.25 per share (basic and diluted), compared to $23,897,000, or $1.34 per share, basic and $1.33 per share, diluted, for the nine months ended September 30, 2013. The net profits for the third quarter of 2013 and the nine months ended September 30, 2013 were positively impacted by the elimination of the $18.8 million deferred tax asset valuation allowance.

The earnings reported for the third quarter of 2014 are preliminary and are subject to revision. On October 29, 2014, Monroe Bank & Trust plans to auction 5 large commercial properties that account for approximately half of the value of its Other Real Estate Owned. The Bank has written the value of each of these properties down to the expected net proceeds from the auction; however, if the sale proceeds of any of these properties are materially less than the estimated value, an additional charge to earnings may be recorded in the third quarter. Final results for the quarter will be in our quarterly report on Form 10-Q, which we expect to file with the SEC on or before November 14, 2014.

Pretax earnings for the Company improved this quarter due to an increase in the net interest income and a decrease in the provision for loan losses. The net interest margin was unchanged from the third quarter of 2013 at 3.17%, but the average amount of interest earning assets increased $40.6 million. As a result, net interest income improved by 3.7% in the third quarter of 2014 compared to the third quarter of 2013. The provision for loan losses decreased $900,000 compared to the third quarter of 2013 as significantly improving asset quality allowed the bank to record a negative provision of $700,000 in the third quarter of 2014. As a result of a $15 million reduction in Classified Loans during the third quarter, and a $29 million reduction in this category since the third quarter of 2013 the Company reduced the Allowance for Loan and Lease Losses $3.6 million compared to a year ago, lowering the ALLL from 2.74% of loans at the end of the third quarter of 2013 to 2.24% as of the end of the third quarter of 2014.

The asset quality improvement strategy created a one-time difference in securities gains and losses as well as ORE expenses from a year ago. Non-interest income decreased $859,000, or 24.7% in the third quarter of 2014 compared to the third quarter of 2013. Excluding gains and losses from securities and other real estate transactions, non-interest income decreased $195,000, or 4.9% as deposit account fees decreased $74,000, mortgage loan origination income decreased $53,000, and rental income on Other Real Estate Owned decreased $248,000. Wealth Management fees increased $116,000, or 10.8% as the market value of assets under management increased. Debit Card income also increased $44,000, or 8.6% due to increased debit card activity.

Total non-interest expenses increased only $31,000, or 0.3% in the third quarter of 2014 compared to the third quarter of 2013. Salaries and benefits increased $321,000, or 6.0% as a result of increases in the accrual for the Officer Incentive Plan and in salaries and wages. Professional fees increased $154,000, or 29.2%, largely due to one-time fees associated with the sale of classified loans. FDIC insurance decreased $420,000 due to a decrease in our assessment rate following the termination of the Bank’s Consent Order with the FDIC and the State of Michigan.

Total assets of the company increased $29.5 million compared to December 31, 2013. Total loans decreased $12.1 million since the end of 2013 and $13.7 million during the quarter mainly due to the sale of some classified loans. Capital increased $20.4 million since the end of last year due to the year to date profit of $5.5 million, the issuance of $8.1 million of common stock, and the decrease of $6.6 million in the Accumulated Other Comprehensive Loss (AOCL). The AOCL decreased due to an increase in the market values of our investment securities that are classified as available for sale and because we realized losses in the third quarter by selling our portfolio of pooled trust preferred CDO securities. The ratio of equity to assets increased from 9.05% at the end of 2013 to 10.46% at September 30, 2014. The Bank’s Tier 1 Leverage ratio increased from 8.48% as of December 31, 2013 to 9.42% as of September 30, 2014.

This quarter we experienced another improvement in problem assets. During the third quarter of 2014, non-performing assets decreased $16.1 million, or 26.7%. Total classified assets, which include internal watch list loans, other real estate, and pooled trust preferred CDO securities, decreased $25.8 million, or 31.8% compared to last quarter and $43.2 million, or 43.9% compared to a year ago. The classified assets to total capital ratio decreased from 94.54% a year ago to 42.95% in the third quarter of 2014 due to the improvements in both classified assets and capital.

H. Douglas Chaffin, President and CEO, commented, “Over the past few quarters we have focused our efforts on reducing our classified assets, and this quarter we completed two transactions that resulted in a significant improvement in our asset quality metrics. First, we sold $9.9 million of classified loan assets while only charging off $0.2 million more than we had previously allocated in our ALLL for these assets. Secondly, we sold our entire portfolio of $9.4 million of pooled trust preferred CDO securities. The after tax loss realized on these securities was $1.7 million, compared to the unrealized loss of $2.2 million that was included in the AOCL portion of our capital as of June 30, 2014. Payments, upgrades, and other activity resulted in an additional $6.5 million reduction in classified assets during the quarter. With the termination of our regulatory consent order at the end of the second quarter and the liquidity created by these classified asset sales, we are well positioned for increased lending activity.

Mr. Chaffin concluded, “Local and national economic indicators continue to improve, and we are cautiously monitoring the recent signs of relative strength in the local and regional recovery. While we remain concerned about the effect of global and national issues on our local economy, we are optimistic that our progress will continue into 2015. We will continue our efforts to improve asset quality and maintain liquidity, and we will increase our efforts to improve profitability by growing our loan portfolio and improving our operational efficiency. Our current environment still presents challenges, but we remain confident in our ability to maintain our position as the premier independent provider of financial services in the communities we serve.”

Conference Call

MBT Financial Corp. will hold a conference call to discuss the third quarter results on Friday, October 24, 2014, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed in the United States by calling toll free (877) 510-3783. The toll free number for callers in Canada is (855) 669-9657 and international callers can access the call at (412) 902-4136. A replay will be available one hour after the conclusion of the call at (877) 344-7529, Conference #10052552. The replay will be available until November 24, 2014 at 9:00 a.m. Eastern. The webcast will be archived on the Company’s web site and available for twelve months following the call.

About the Company:

MBT Financial Corp. (NASDAQ: MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (“MBT”). Founded in 1858, MBT is one of the largest independently owned community banks in Southeast Michigan.  With over $1.2 billion in assets, MBT is a full-service bank, offering a complete range of business and personal accounts, credit and mortgage options, investment and retirement services and award-winning financial literacy outreach.  MBT employee volunteers contribute approximately 9,000 hours of community service annually. MBT’s Commercial Lending Group is a top SBA and MEDC lending partner. MBT’s Wealth Management Group (“WMG”) is one of the largest and most respected in Michigan.  The Michigan Bankers Association ranks MBT fourth among all Michigan banks for total trust assets. With 25 offices, 47 ATMs, convenient mobile and online banking, a robust online and social media presence and a comprehensive array of products and services, MBT prides itself in offering World Class Banking with a Local Address. Visit MBT’s website at www.mbandt.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

MBT FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED

	Quarterly					Year to Date
(dollars in thousands except per share data)	2014 3rd Qtr	2014 2nd Qtr	2014 1st Qtr	2013 4th Qtr	2013 3rd Qtr	2014	2013

EARNINGS
Net interest income	$8,852	$8,552	$8,495	$8,529	$8,539	$25,899	$24,672
FTE Net interest income	$8,989	$8,693	$8,640	$8,670	$8,680	$26,322	$25,091
Provision for loan and lease losses	$(700)	$100	$100	$100	$200	$(500)	$2,100
Non interest income	$2,625	$3,584	$3,664	$3,735	$3,484	$9,873	$10,754
Non interest expense	$9,362	$9,791	$9,699	$9,842	$9,331	$28,852	$28,224
Net income	$2,042	$1,687	$1,767	$1,640	$21,287	$5,496	$23,897
Basic earnings per share	$0.09	$0.08	$0.08	$0.09	$1.19	$0.25	$1.34
Diluted earnings per share	$0.09	$0.08	$0.08	$0.09	$1.17	$0.25	$1.33
Average shares outstanding	22,691,593	22,205,086	20,818,727	18,185,178	17,912,946	21,911,996	17,779,924
Average diluted shares outstanding	22,986,918	22,498,236	21,112,926	18,391,184	18,179,335	22,203,459	18,033,387

PERFORMANCE RATIOS
Return on average assets	0.67%	0.57%	0.60%	0.56%	7.19%	0.61%	2.61%
Return on average common equity	6.21%	5.50%	6.34%	6.32%	104.82%	6.01%	38.06%

Base Margin	3.09%	3.08%	3.11%	3.15%	3.07%	3.09%	2.88%
FTE Adjustment	0.05%	0.05%	0.05%	0.05%	0.05%	0.05%	0.05%
Loan Fees	0.03%	0.02%	0.02%	0.03%	0.05%	0.03%	0.04%
FTE Net Interest Margin	3.17%	3.15%	3.18%	3.23%	3.17%	3.17%	2.97%

Efficiency ratio	71.66%	75.85%	76.14%	77.84%	72.25%	74.51%	74.06%
Full-time equivalent employees	370	367	371	374	367	369	366

CAPITAL
Average equity to average assets	10.71%	10.28%	9.47%	8.89%	6.86%	10.16%	6.87%
Book value per share	$5.77	$5.68	$5.55	$5.37	$5.63	$5.77	$5.63
Cash dividend per share	$-	$-	$-	$-	$-	$-	$-

ASSET QUALITY
Loan Charge-Offs	$3,353	$1,662	$674	$1,040	$1,324	$5,689	$4,584
Loan Recoveries	$2,182	$405	$523	$383	$695	$3,110	$1,951
Net Charge-Offs	$1,171	$1,257	$151	$657	$629	$2,579	$2,633

Allowance for loan and lease losses	$13,130	$15,001	$16,158	$16,209	$16,766	$13,130	$16,766

Nonaccrual Loans	$13,351	$19,048	$23,108	$23,710	$28,010	$13,351	$28,010
Loans 90 days past due	$7	$4	$29	$46	$4	$7	$4
Restructured loans	$24,094	$29,658	$32,248	$32,450	$29,926	$24,094	$29,926
Total non performing loans	$37,452	$48,710	$55,385	$56,206	$57,940	$37,452	$57,940
Other real estate owned & other assets	$6,543	$7,933	$9,784	$9,638	$10,840	$6,543	$10,840
Nonaccrual Investment Securities	$-	$3,403	$3,262	$3,259	$3,320	$-	$3,320
Total non performing assets	$43,995	$60,046	$68,431	$69,103	$72,100	$43,995	$72,100

Classified Loans	$48,662	$63,665	$69,111	$71,939	$78,076	$48,662	$78,076
Other real estate owned & other assets	$6,543	$7,933	$9,784	$9,638	$10,840	$6,543	$10,840
Classified Investment Securities	$-	$9,379	$9,505	$9,509	$9,513	$-	$9,513
Total classified assets	$55,205	$80,977	$88,400	$91,086	$98,429	$55,205	$98,429

Net loan charge-offs to average loans	0.78%	0.84%	0.10%	0.43%	0.41%	0.58%	0.57%
Allowance for loan losses to total loans	2.24%	2.50%	2.73%	2.71%	2.74%	2.24%	2.74%
Non performing loans to gross loans	6.39%	8.12%	9.36%	9.39%	9.48%	6.39%	9.48%
Non performing assets to total assets	3.51%	4.96%	5.62%	5.65%	6.02%	3.51%	6.02%
Classified assets to total capital	42.95%	63.80%	73.15%	78.90%	94.54%	42.95%	94.54%
Allowance to non performing loans	35.06%	30.80%	29.17%	28.84%	28.94%	35.06%	28.94%

END OF PERIOD BALANCES
Loans and leases	$586,152	$599,803	$592,024	$598,258	$611,094	$586,152	$611,094
Total earning assets	$1,135,016	$1,093,461	$1,100,263	$1,101,015	$1,078,526	$1,135,016	$1,078,526
Total assets	$1,252,142	$1,209,831	$1,217,812	$1,222,682	$1,198,132	$1,252,142	$1,198,132
Deposits	$1,089,484	$1,049,789	$1,056,611	$1,069,718	$1,054,143	$1,089,484	$1,054,143
Interest Bearing Liabilities	$894,753	$869,843	$873,532	$880,874	$894,134	$894,753	$894,134
Shareholders' equity	$130,982	$128,794	$118,107	$110,608	$100,824	$130,982	$100,824
Tier 1 Capital (Bank)	$115,398	$111,929	$104,691	$99,242	$87,343	$115,398	$87,343
Total Shares Outstanding	22,694,906	22,690,142	21,266,380	20,605,493	17,917,512	22,694,906	17,917,512

AVERAGE BALANCES
Loans and leases	$597,771	$598,392	$596,925	$603,972	$611,229	$597,699	$617,172
Total earning assets	$1,124,988	$1,106,590	$1,101,215	$1,066,010	$1,084,368	$1,111,019	$1,129,865
Total assets	$1,217,645	$1,196,912	$1,192,791	$1,157,156	$1,175,090	$1,202,540	$1,222,445
Deposits	$1,079,425	$1,058,873	$1,066,036	$1,038,794	$1,061,365	$1,068,156	$1,054,404
Interest Bearing Liabilities	$884,832	$880,030	$884,809	$867,590	$894,835	$883,221	$942,194
Shareholders' equity	$130,407	$123,011	$113,000	$102,891	$80,571	$122,203	$83,948

MBT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Quarter Ended September 30,		Nine Months Ended September 30,
Dollars in thousands (except per share data)	2014	2013	2014	2013
Interest Income
Interest and fees on loans	$7,255	$7,605	$21,355	$23,106
Interest on investment securities-
Tax-exempt	288	313	892	946
Taxable	2,222	1,821	6,540	5,383
Interest on balances due from banks	32	25	86	131
Total interest income	9,797	9,764	28,873	29,566

Interest Expense
Interest on deposits	767	1,033	2,423	3,361
Interest on borrowed funds	178	192	551	1,533
Total interest expense	945	1,225	2,974	4,894

Net Interest Income	8,852	8,539	25,899	24,672
Provision For Loan Losses	(700)	200	(500)	2,100

Net Interest Income After
Provision For Loan Losses	9,552	8,339	26,399	22,572

Other Income
Income from wealth management services	1,194	1,078	3,496	3,256
Service charges and other fees	1,054	1,128	2,954	3,228
Debit Card income	557	513	1,588	1,521
Net gain (loss) on sales of securities	(1,020)	142	(744)	306
Net gain (loss) on other real estate owned	(134)	(632)	(464)	(1,339)
Origination fees on mortgage loans sold	80	133	230	606
Bank Owned Life Insurance income	357	363	1,062	1,117
Other real estate owned rent	99	347	364	639
Other	438	412	1,387	1,420
Total other income	2,625	3,484	9,873	10,754

Other Expenses
Salaries and employee benefits	5,631	5,310	17,163	15,847
Occupancy expense	626	737	2,040	2,146
Equipment expense	723	650	2,002	2,024
Marketing expense	225	180	640	548
Professional fees	681	527	1,620	1,578
Other real estate owned expense	187	162	887	829
FDIC deposit insurance assessment	275	695	1,535	2,078
Bonding and other insurance expense	258	267	777	802
Telephone expense	108	212	355	455
Other	648	591	1,833	1,917
Total other expenses	9,362	9,331	28,852	28,224

Profit Before Income Taxes	2,815	2,492	7,420	5,102
Income Tax Expense	773	(18,795)	1,924	(18,795)
Net Profit	$2,042	$21,287	$5,496	$23,897

Basic Earnings Per Common Share	$0.09	$1.19	$0.25	$1.34

Diluted Earnings Per Common Share	$0.09	$1.17	$0.25	$1.33

Dividends Declared Per Common Share	$-	$-	$-	$-

MBT FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

	September 30, 2014	December 31,
Dollars in thousands	(Unaudited)	2013
Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$13,891	$15,448
Interest bearing	39,050	62,350
Total cash and cash equivalents	52,941	77,798

Securities - Held to Maturity	31,744	34,846
Securities - Available for Sale	467,465	394,956
Federal Home Loan Bank stock - at cost	10,605	10,605
Loans held for sale	382	668

Loans	585,770	597,590
Allowance for Loan Losses	(13,130)	(16,209)
Loans - Net	572,640	581,381

Accrued interest receivable and other assets	29,613	34,094
Other Real Estate Owned	6,536	9,628
Bank Owned Life Insurance	51,471	50,493
Premises and Equipment - Net	28,745	28,213
Total assets	$1,252,142	$1,222,682

Liabilities
Deposits:
Non-interest bearing	$209,731	$215,844
Interest-bearing	879,753	853,874
Total deposits	1,089,484	1,069,718

Federal Home Loan Bank advances	-	12,000
Repurchase agreements	15,000	15,000
Accrued interest payable and other liabilities	16,676	15,356
Total liabilities	1,121,160	1,112,074

Shareholders' Equity
Common stock (no par value)	22,946	14,671
Retained Earnings	112,313	106,817
Unearned Compensation	(8)	(7)
Accumulated other comprehensive loss	(4,269)	(10,873)
Total shareholders' equity	130,982	110,608
Total liabilities and shareholders' equity	$1,252,142	$1,222,682

FOR FURTHER INFORMATION:

H. Douglas Chaffin	John L. Skibski	John Betrus
Chief Executive Officer	Chief Financial Officer	Director of Marketing
(734) 384-8123	(734) 242-1879	(734) 240-2341
doug.chaffin@mbandt.com	john.skibski@mbandt.com	john.betrus@mbandt.com